Exhibit 23(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of City Holding Company on Form S-4 of our report dated April 10, 2018, relating to the consolidated financial statements of Poage Bankshares, Inc. appearing in the 2017 Form 10-K of Poage Bankshares, Inc., and to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ Crowe LLP

Cleveland, Ohio
August 16, 2018